Exhibit 99.1

CARE.COM APPOINTS CHET KAPOOR TO BOARD OF DIRECTORS

Waltham, MA, March 17, 2016 - Care.com (NYSE: CRCM), the world’s largest online destination for finding and managing family care, today announced that it has appointed Chet Kapoor to its Board of Directors.
In making the announcement, Sheila Lirio Marcelo, Founder, Chairwoman and CEO of Care.com said, “We’re delighted to welcome Chet to our Board and know that his understanding of consumer technology companies will be of great value as we continue to innovate and grow our businesses across platforms.”
Mr. Kapoor said, “Care.com’s mission to provide a multi-faceted platform enabling families to find caregivers could not be more relevant. The company provides innovative solutions and has made steady progress since its initial public offering. I look forward to working with the management team and the Board to drive shareholder value.”
Mr. Kapoor is Portfolio Manager and Managing Partner of Tenzing Global Management (Tenzing Global), which he co-founded in 2011. The firm is a value-oriented, cautiously contrarian, long-term investment firm based in San Francisco, and focuses on investments in the technology and consumer sectors. Prior to founding Tenzing Global, Mr. Kapoor was a Managing Partner and Head of Equities at Perry Capital. He holds a B.S. and a B.A. from Rice University and an M.B.A. from Stanford University, and also serves as a member of the Board of Brightcove, Inc.
About Care.com
Since launching in 2007, Care.com (NYSE: CRCM) has been committed to solving the complex care challenges that impact families, caregivers, employers, and care service companies. Today, Care.com is the world’s largest online destination for finding and managing family care, with 10.3 million families and 8.1 million caregivers* across 16 countries, including the U.S., UK, Canada and parts of Western Europe, and approximately 800,000 employees of corporate clients having access to our services. Spanning child care to senior care, pet care, housekeeping and more, Care.com provides a sweeping array of services for families and caregivers to find, manage and pay for care or find employment. These include: a comprehensive suite of safety tools and resources members may use to help make more informed hiring decisions - such as

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third-party background check services, monitored messaging, and tips on hiring best practices; easy ways for caregivers to be paid online or via mobile app; and household payroll and tax services provided by Care.com HomePay. Care.com builds employers customized benefits packages covering child care, back up care and senior care consulting services through its Care@Work business, and serves care businesses with marketing and recruiting support. To connect families further, Care.com acquired community platforms Big Tent and Kinsights in 2013 and 2015, respectively. Headquartered in Waltham, Massachusetts, Care.com has offices in Berlin, Austin, New York City and the San Francisco Bay area.
*As of December 2015

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Contact:
Nancy Bushkin
Vice President, Public Relations & Corporate Communications
Care.com
nbushkin@care.com
781-642-5919